As filed with the Securities and Exchange Commission on August 10, 2007                                                                                      Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933
_________________

TALON INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

                                                            Delaware                                                                                                                95-4654481
                                                 (State or jurisdiction of                                                                                                   (I.R.S Employer
                                           incorporation or organization)                                                                                         Identification Number)

21900 Burbank Blvd. Suite 270
Woodland Hills, California 91367
(818) 444-4100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lonnie D. Schnell, Chief Financial Officer
Talon International, Inc.
21900 Burbank Blvd., Suite 270
Woodland Hills, California 91367
(818) 444-4100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

John McIlvery, Esq.
Stubbs Alderton & Markiles, LLP
15260 Ventura Boulevard, 20th Floor
Sherman Oaks, California 91403
(818) 444-4500

(Name, Address and Telephone Number of Agent for Service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: [ ]

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee (2)
Common Stock, par value $.001 per share	1,500,000	$ 0.915	$1,372,500	$42.14
Common Stock, par value $.001 per share issuable upon exercise of warrants	2,100,000	$ 0.915	$1,921,500	$58.99
Total	3,600,000		$3,294,000	$101.13

(1)         In the event of a stock split, stock dividend, or other similar transaction involving the Registrant’s common stock, in order to   prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2)         Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the American Stock Exchange on August 8, 2007.

Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated August 10, 2007

Talon International, INC.

3,600,000 Shares
Common Stock

This prospectus relates to the offer and sale from time to time of up to 3,600,000 shares of our common stock that are held by the shareholder named in the “Selling Shareholder” section of this prospectus. The prices at which the selling shareholder may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares. We will bear all expenses of registration incurred in connection with this offering. The selling shareholder will bear all selling and other expenses.

Our common stock is quoted on the American Stock Exchange under the symbol “TLN.” On August 8, 2007, the last reported sales price of the common stock on the American Stock Exchange was $0.94 per share.

For a discussion of important factors that you should consider before purchasing the shares of common stock, see “ Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______________, 2007

Table of contents

	Page		Page

Prospectus Summary	3	Experts	16
Risk Factors	4	Limitation on Liability and
Forward-looking Statements	11	Disclosure of Commission
Use of Proceeds	11	Position on Indemnification for
Selling Shareholder	11	Securities Act Liabilities	16
Plan of Distribution	14	Where You Can Find
Legal Matters	16	More Information	16

You should rely only on the information contained in this prospectus or any supplement. We have not authorized anyone to provide information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

prospectus summary

This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully before making an investment decision, including “Risk Factors” and the consolidated financial statements and the related notes. References in this prospectus to “Talon International”, “we,” “our” and “us” refer to Talon International, Inc. and our consolidated subsidiaries.

Talon International, Inc.

Talon International, Inc. (formerly Tag-It Pacific, Inc.) is an apparel company that specializes in the manufacturing and distribution of a full range of apparel accessories including zippers and trim items to manufacturers of fashion apparel, specialty retailers and mass merchandisers. We manufacture and distribute zippers under our TALON(R) brand name to manufacturers for apparel brands and retailers such as Levi Strauss & Co., Abercrombie & Fitch, Wal-Mart, Kohl’s, The Gap and JC Penney, among others. We also provide full service outsourced trim design, sourcing and management services and supply specified trim items for manufacturers of fashion apparel such as Abercrombie & Fitch, Victoria’s Secret, American Eagle, Motherhood, Express, Polo Ralph Lauren and others. Under our TEKFIT(R) brand, we develop and sell apparel components that utilize a patented technology, including a stretch waistband.

We were incorporated in the State of Delaware in 1997. We were formed to serve as the parent holding company of Tag-It, Inc., a California corporation, Tag-It Printing & Packaging Ltd., which changed its name in 1999 to Tag-It Pacific (HK) LTD, a BVI corporation, Tagit de Mexico, S.A. de C.V., A.G.S. Stationery, Inc., a California corporation, and Pacific Trim & Belt, Inc., a California corporation. All of these companies were consolidated under a parent limited liability company in October 1997. These companies became our wholly owned subsidiaries immediately prior to the effective date of our initial public offering in January 1998. In 2000, we formed two wholly owned subsidiaries of Tag-It Pacific, Inc: Tag-It Pacific Limited, a Hong Kong corporation, and Talon International, Inc., a Delaware corporation. During 2006 we formed two wholly owned subsidiaries of Tag-It Pacific, Inc.; Talon Zipper (Shenzhen) Company Ltd. in China, and Talon International Pvt. Ltd., in India. On July 20, 2007, we changed our name from Tag-It Pacific, Inc. to Talon International, Inc. through a short form merger of our wholly owned subsidiary, Talon International, Inc. with and into the company. The address of our principal executive office is 21900 Burbank Blvd., Suite 270, Woodland Hills, CA 91367 and our telephone number is (818) 444-4100. Our website address is www.talonzippers.com. The information that can be accessed through viewing our website is not part of this prospectus.

About the Offering

This prospectus may be used only in connection with the resale by the selling shareholder of up to 3,600,000 shares of our common stock. We will not receive any of the proceeds from the sale of shares of our common stock offered by the selling shareholder pursuant to this prospectus. On August 8, 2007, we had 20,041,433 shares of our common stock outstanding.

risk factors

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Our growth and operating results could be materially, adversely affected if we are unsuccessful in resolving a dispute that now exists regarding our rights under our exclusive license and intellectual property agreement with Pro-Fit. Pursuant to our agreement with Pro-Fit Holdings, Limited, we have exclusive rights in certain geographic areas to Pro-Fit’s stretch and rigid waistband technology.  We are in litigation with Pro-Fit regarding our rights. We have derived a significant amount of revenues from the sale of products incorporating the stretch waistband technology. Our business, results of operations and financial condition could be materially adversely affected if we are unable to reach a settlement in a manner acceptable to us and ensuing litigation is not resolved in a manner favorable to us. Additionally, we have incurred significant legal fees in this litigation, and unless the case is settled, we will continue to incur additional legal fees in increasing amounts as the case accelerates to trial.

If we lose our larger customers or they fail to purchase at anticipated levels, our sales and operating results will be adversely affected. Our results of operations will depend to a significant extent upon the commercial success of our larger customers. If these customers fail to purchase our products at anticipated levels, or our relationship with these customers terminates, it may have an adverse effect on our results because:

•	We will lose a primary source of revenue if these customers choose not to purchase our products or services;
•	We may not be able to reduce fixed costs incurred in developing the relationship with these customers in a timely manner;
•	We may not be able to recoup setup and inventory costs;
•	We may be left holding inventory that cannot be sold to other customers; and
•	We may not be able to collect our receivables from them.

In October 2006, our exclusive supply agreement with Levi Strauss & Co., pursuant to which we supplied Levi with TekFit waistbands for their Dockers programs, expired. With the expiration of this contract we now have broader access to other customers and we intend to actively expand this product offering to other brands. Sales of this product to Levi are expected to end during the second quarter of 2007 and to be significantly lower than in the previous year, and orders from new brands are not expected to fully offset these declines for several quarters, if at all. The revenues we derived from the sale of products incorporating the stretch waistband technology represented approximately 19% of our consolidated revenues for the years ended December 31, 2005 and 2006. A failure to attract new customers for our TekFit waistbands could have a material adverse effect on our sales and results of operations.

If we are not able to regain compliance with listing requirements, our shares may be removed from listing on AMEX. In May 2006 we were advised by The American Stock Exchange (or AMEX) that we were non-compliant with the minimum net equity listing requirements and we were afforded an opportunity to submit a plan to AMEX that provided for increases in our equity beyond the minimum $4.0 million equity requirement within an eighteen-month timeframe from the date of the notice from AMEX. On August 3, 2006, AMEX accepted our plan to regain compliance and has given us an extension until November 16, 2007 to become compliant with the AMEX continued listing standards. During this period, we are subject to periodic review by the AMEX staff and failure to make progress consistent with the plan or to regain compliance with continued listing standards by the end of the extension period could result in being delisted from the American Stock Exchange. In addition we have suffered substantial recurring losses and may fail to comply with other listing requirements of AMEX. We may not be able to regain compliance with these matters within the time allowed by the exchange, and our shares of common stock may be removed from the listing on AMEX.

We may not be able to collect our note receivable. On April 11, 2007, a favorable verdict was awarded to the plaintiff in a trademark infringement lawsuit in which Azteca Production International, Inc. is a defendant. We have an outstanding note from Azteca at June 30, 2007 of $2.1 million and this adverse ruling against them may impact their ability to repay our note receivable. At August 1, 2007 Azteca had not paid its July 1, 2007 payment, but elected to defer this payment until September 14, 2007 under the terms of the agreement.  Azteca also did not make the August 1, 2007 payment and has 30 days to cure the default under its August payment requirements.  The outcome of this event or an estimate of the potential impact if any, on the collectibility of our note receivable cannot be predicted at this time. The failure to collect payments under this note as scheduled could have a material adverse effect on our financial position, results of operations and cash flow.

If customers default on inventory purchase commitments with us, we will be left holding non-salable inventory. We hold significant inventories for specific customer programs, which the customers have committed to purchase. If any customer defaults on these commitments, or insists on markdowns, we may incur a charge in connection with our holding significant amounts of non-salable inventory and this would have a negative impact on our operations and cash flow.

Our revenues may be harmed if general economic conditions worsen. Our revenues depend on the health of the economy and the growth of our customers and potential future customers. When economic conditions weaken, certain apparel manufacturers and retailers, including some of our customers may experience financial difficulties that increase the risk of extending credit to such customers. Customers adversely affected by economic conditions have also attempted to improve their own operating efficiencies by concentrating their purchasing power among a narrowing group of vendors. There can be no assurance that we will remain a preferred vendor to our existing customers. A decrease in business from or loss of a major customer could have a material adverse effect on our results of operations. Further, if the economic conditions in the United States worsen or if a wider or global economic slowdown occurs, we may experience a material adverse impact on our business, operating results, and financial condition.

Because we depend on a limited number of suppliers, we may not be able to always obtain materials when we need them and we may lose sales and customers. Lead times for materials we order can vary significantly and depend on many factors, including the specific supplier, the contract terms and the demand for particular materials at a given time. From time to time, we may experience fluctuations in the prices, and disruptions in the supply, of materials. Shortages or disruptions in the supply of materials, or our inability to procure materials from alternate sources at acceptable prices in a timely manner, could lead us to miss deadlines for orders and lose sales and customers.

We operate in an industry that is subject to significant fluctuations in operating results that may result in unexpected reductions in revenue and stock price volatility. We operate in an industry that is subject to significant fluctuations in operating results from quarter to quarter, which may lead to unexpected reductions in revenues and stock price volatility. Factors that may influence our quarterly operating results include:

•	The volume and timing of customer orders received during the quarter;
•	The timing and magnitude of customers’ marketing campaigns;
•	The loss or addition of a major customer;
•	The availability and pricing of materials for our products;
•	The increased expenses incurred in connection with the introduction of new products;
•	Currency fluctuations;
•	Delays caused by third parties; and
•	Changes in our product mix or in the relative contribution to sales of our subsidiaries.

Due to these factors, it is possible that in some quarters our operating results may be below our stockholders’ expectations and those of public market analysts. If this occurs, the price of our common stock could be adversely affected. In the past, following periods of volatility in the market price of a company’ s securities, securities class action litigation has often been instituted against such a company. In October 2005, a securities class action lawsuit was filed against us, which we won in summary judgement in April 2007 and is now under appeal by the plaintiffs.

The outcome of litigation in which we have been named as a defendant is unpredictable and an adverse decision in any such matter could have a material adverse effect on our financial position and results of operations. We are defendants in a number of litigation matters. These claims may divert financial and management resources that would otherwise be used to benefit our operations. Although we believe that we have meritorious defenses to the claims made in each and all of the litigation matters to which we have been named a party, and intend to contest each lawsuit vigorously, no assurances can be given that the results of these matters will be favorable to us. An adverse resolution of any of these lawsuits could have a material adverse effect on our financial position and results of operations.

We maintain product liability and director and officer insurance that we regard as reasonably adequate to protect us from potential claims; however we cannot assure you that it will be adequate to cover any losses. Further, the costs of insurance have increased dramatically in recent years, and the availability of coverage has decreased. As a result, we cannot assure you that we will be able to maintain our current levels of insurance at a reasonable cost, or at all.

Our customers have cyclical buying patterns which may cause us to have periods of low sales volume. Most of our customers are in the apparel industry. The apparel industry historically has been subject to substantial cyclical variations. Our business has experienced, and we expect our business to continue to experience, significant cyclical fluctuations due, in part, to customer buying patterns, which may result in periods of low sales usually in the first and fourth quarters of our financial year.

Our business model is dependent on integration of information systems on a global basis and, to the extent that we fail to maintain and support our information systems, it can result in lost revenues. We must consolidate and centralize the management of our subsidiaries and significantly expand and improve our financial and operating controls. Additionally, we must effectively integrate the information systems of our worldwide operations with the information systems of our principal offices in California. Our failure to do so could result in lost revenues, delay financial reporting or adverse effects on the information reported.

The loss of key management and sales personnel could adversely affect our business, including our ability to obtain and secure accounts and generate sales. Our success has and will continue to depend to a significant extent upon key management and sales personnel, many of whom would be difficult to replace. The loss of the services of key employees could have a material adverse effect on our business, including our ability to establish and maintain client relationships. Our future success will depend in large part upon our ability to attract and retain personnel with a variety of sales, operating and managerial skills.

If we experience disruptions at any of our foreign facilities, we will not be able to meet our obligations and may lose sales and customers. Currently, we do not operate duplicate facilities in different geographic areas. Therefore, in the event of a regional disruption where we maintain one or more of our facilities, it is unlikely that we could shift our operations to a different geographic region and we may have to cease or curtail our operations. This may cause us to lose sales and customers. The types of disruptions that may occur include:

•	Foreign trade disruptions;
•	Import restrictions;
•	Labor disruptions;
•	Embargoes;
•	Government intervention;
•	Natural disasters; or
•	Regional pandemics.

Internet-based systems that we rely upon for our order tracking and management systems may experience disruptions and as a result we may lose revenues and customers. To the extent that we fail to adequately update and maintain the hardware and software implementing our integrated systems, our customers may be delayed or interrupted due to defects in our hardware or our source code. In addition, since our software is Internet-based, interruptions in Internet service generally can negatively impact our ability to use our systems to monitor and manage various aspects of our customer’ s trim needs. Such defects or interruptions could result in lost revenues and lost customers.

The requirements of the Sarbanes-Oxley Act, including section 404, are burdensome, and our failure to comply with them could have a material adverse affect on our business and stock price. Effective internal control over financial reporting is necessary for us to provide reliable financial reports and effectively prevent fraud. Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate and report on our internal control over financial reporting beginning with our annual report on Form 10-K for the fiscal year ending December 31, 2007. Our independent registered public accounting firm will need to annually attest to our evaluation, and issue their own opinion on our internal control over financial reporting beginning with our annual report on Form 10-K for the fiscal year ending December 31, 2008. We are preparing for compliance with Section 404 by strengthening, assessing and testing our system of internal control over financial reporting to provide the basis for our report. The process of strengthening our internal control over financial reporting and complying with Section 404 is expensive and time consuming, and requires significant management attention. Failure to implement required controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations. If we or our auditors discover a material weakness in our internal control over financial reporting, the disclosure of that fact, even if the weakness is quickly remedied, could diminish investors’ confidence in our financial statements and harm our stock price. In addition, non-compliance with Section 404 could subject us to a variety of administrative sanctions, including the suspension of trading, ineligibility for listing on one of the national securities exchanges, and the inability of registered broker-dealers to make a market in our common stock, which would further reduce our stock price.

There are many companies that offer some or all of the products and services we sell and if we are unable to successfully compete our business will be adversely affected. We compete in highly competitive and fragmented industries with numerous local and regional companies that provide some or all of the products and services we offer. We compete with national and international design companies, distributors and manufacturers of tags, packaging products, zippers and other trim items. Some of our competitors have greater name recognition, longer operating histories and greater financial and other resources than we do.

Unauthorized use of our proprietary technology may increase our litigation costs and adversely affect our sales. We rely on trademark, trade secret and copyright laws to protect our designs and other proprietary property worldwide. We cannot be certain that these laws will be sufficient to protect our property. In particular, the laws of some countries in which our products are distributed or may be distributed in the future may not protect our products and intellectual rights to the same extent as the laws of the United States. If litigation is necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others, such litigation could result in substantial costs and diversion of resources. This could have a material adverse effect on our operating results and financial condition. Ultimately, we may be unable, for financial or other reasons, to enforce our rights under intellectual property laws, which could result in lost sales.

If our products infringe any other person’ s proprietary rights, we may be sued and have to pay legal expenses and judgments and redesign or discontinue selling our products. From time to time in our industry, third parties allege infringement of their proprietary rights. Any infringement claims, whether or not meritorious, could result in costly litigation or require us to enter into royalty or licensing agreements as a means of settlement. If we are found to have infringed the proprietary rights of others, we could be required to pay damages, cease sales of the infringing products and redesign the products or discontinue their sale. Any of these outcomes, individually or collectively, could have a material adverse effect on our operating results and financial condition.

Counterfeit products are not uncommon in the apparel industry and our customers may make claims against us for products we have not produced and we may be adversely impacted by these false claims. Counterfeiting of valuable trade names is commonplace in the apparel industry and while there are industry organizations and federal laws designed to protect the brand owner, these counterfeit products are not always detected and it can be difficult to prove the manufacturing source of these products. Accordingly, we may be adversely affected if counterfeit products damage our relationships with customers, and we incur costs to prove these products are counterfeit, to defend ourselves against false claims, or we may have to pay for false claims.

Our stock price may decrease, which could adversely affect our business and cause our stockholders to suffer significant losses. The following factors could cause the market price of our common stock to decrease, perhaps substantially:

•	The failure of our quarterly operating results to meet expectations of investors or securities analysts;
•	Adverse developments in the financial markets, the apparel industry and the worldwide or regional economies;
•	Interest rates;
•	Changes in accounting principles;
•	Intellectual property and legal matters;
•	Sales of common stock by existing shareholders or holders of options;
•	Announcements of key developments by our competitors; and
•	The reaction of markets and securities analysts to announcements and developments involving our company.

If we need to sell or issue additional shares of common stock or assume additional debt to finance future growth, our stockholders’ ownership could be diluted or our earnings could be adversely impacted. Our business strategy may include expansion through internal growth, by acquiring complementary businesses or by establishing strategic relationships with targeted customers and suppliers. In order to do so or to fund our other activities, we may issue additional equity securities that could dilute our stockholders’ value. We may also assume additional debt and incur impairment losses to our intangible assets if we acquire another company.

We may not be able to realize the anticipated benefits of acquisitions. We may consider strategic acquisitions as opportunities arise, subject to the obtaining of any necessary financing. Acquisitions involve numerous risks, including diversion of our management’ s attention away from our operating activities. We cannot assure you that we will not encounter unanticipated problems or liabilities relating to the integration of an acquired company’ s operations, nor can we assure you that we will realize the anticipated benefits of any future acquisitions.

Our actual tax liabilities may differ from estimated tax resulting in unfavorable adjustments to our future results. The amount of income taxes we pay is subject to ongoing audits by federal, state and foreign tax authorities. Our estimate of the potential outcome of uncertain tax issues is subject to our assessment of relevant risks, facts, and circumstances existing at that time. Our future results may include favorable or unfavorable adjustments to our estimated tax liabilities in the period the assessments are made or resolved, which may impact our effective tax rate and our financial results.

We have adopted a number of anti-takeover measures that may depress the price of our common stock. Our stockholders’ rights plan, our ability to issue additional shares of preferred stock and some provisions of our certificate of incorporation and bylaws and of Delaware law could make it more difficult for a third party to make an unsolicited takeover attempt of us. These anti-takeover measures may depress the price of our common stock by making it more difficult for third parties to acquire us by offering to purchase shares of our stock at a premium to its market price.

Insiders own a significant portion of our common stock, which could limit our stockholders’ ability to influence the outcome of key transactions. As of June 5, 2007, our officers and directors and their affiliates beneficially owned approximately 23 % of the outstanding shares of our common stock. The Dyne family, which includes Mark Dyne, Colin Dyne, and Jonathan Burstein, who are also our directors; Larry Dyne and the estate of Harold Dyne; beneficially owned approximately 17 % of the outstanding shares of our common stock at July 25, 2007. As a result, our officers and directors and the Dyne family are able to exert considerable influence over the outcome of any matters submitted to a vote of the holders of our common stock, including the election of our Board of Directors. The voting power of these stockholders could also discourage others from seeking to acquire control of us through the purchase of our common stock, which might depress the price of our common stock.

We may face interruption of production and services due to increased security measures in response to terrorism. Our business depends on the free flow of products and services through the channels of commerce. In response to terrorists’ activities and threats aimed at the United States, transportation, mail, financial and other services may be slowed or stopped altogether. Extensive delays or stoppages in transportation, mail, financial or other services could have a material adverse effect on our business, results of operations and financial condition. Furthermore, we may experience an increase in operating costs, such as costs for transportation, insurance and security as a result of the activities and potential delays. We may also experience delays in receiving payments from payers that have been affected by the terrorist activities. The United States economy in general may be adversely affected by the terrorist activities and any economic downturn could adversely impact our results of operations, impair our ability to raise capital or otherwise adversely affect our ability to grow our business.

forward-looking statements

This prospectus contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934, both as amended. These forward-looking statements are subject to various risks and uncertainties. The forward-looking statements include, without limitation, statements regarding our future business plans and strategies and our future financial position or results of operations, as well as other statements that are not historical. You can find many of these statements by looking for words like “will”, “may”, “believes”, “expects”, “anticipates”, “plans” and “estimates” and for similar expressions. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause the actual results to differ materially from those expressed or implied. These include, but are not limited to, economic conditions. Any forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in this prospectus, for the reasons, among others, described in the Risk Factors section beginning on page 4. You should read the Risk Factors section carefully, and should not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to release publicly any updated information about forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events.

use of proceeds

We will not receive any proceeds from the sale of shares to be offered by the selling shareholder. The proceeds from the sale of the selling shareholder’s common stock will belong to the selling shareholder.

selling shareholder

On June 27, 2007, we entered into a Revolving Credit and Term Loan Agreement (the “Loan Agreement”) with Bluefin Capital, LLC. Pursuant to the Loan Agreement, Bluefin Capital provided us with a $5.0 million revolving credit facility and a $9.5 million term loan. At closing, $9.5 million of the proceeds were deposited in escrow and $3.0 million were reserved under the revolving credit facility for the purpose of fully paying obligations under our existing convertible debentures that are due in November 2007. Repayment of these convertible notes will be made at an earlier date if the note holders waive a pre-payment penalty. All loans made under the Loan Agreement become due and payable on June 30, 2010. Interest on the $9.5 million term loan is payable quarterly and accrues at an annual rate of 8.5%. The amount we may borrow under the revolving credit facility is determined by a percentage of eligible accounts receivable and inventory, up to a maximum of $5.0 million. Interest under this revolving credit facility is payable monthly, with the interest rate equal to the prime rate plus 2%. Our domestic and foreign operating subsidiaries executed a Guaranty Agreement with the lender providing for a guaranty of all obligations under the Loan Agreement. As collateral for the loans, we and our operating subsidiaries granted the lender a security interest in all of our assets pursuant to a Collateral Agreement and other collateral documents. The Loan Agreement contains customary negative and affirmative covenants, including limitations on additional indebtedness. The Loan Agreement includes customary default provisions, and all outstanding obligations may become immediately due and payable in the event of a default or a change of control.

In connection with the financing arrangements made available under the Loan Agreement, we issued to Bluefin Capital 1,500,000 shares of our common stock for an aggregate purchase price of $1,500 and warrants to purchase a total of 2,100,000 shares of our common stock. The warrants are immediately exercisable and have a term of 5 years. The warrants have an exercise price of $0.95 per share respect to 700,000 shares, $1.05 per share with respect to 700,000 shares, and $1.14 per share with respect to 700,000 shares. The exercise prices are subject to adjustment for certain dilutive issuances pursuant to the terms of the warrants.

In addition, we entered into a Registration Rights Agreement, pursuant to which we agreed to file a registration statement on Form S-3 to register the resale by Bluefin Capital of the shares of common stock issued pursuant to the Loan Agreement and the shares of common stock issuable upon exercise of the warrants. We agreed to file the registration statement not later than 45 days after June 27, 2007, the effective date of the Registration Rights Agreement, and to use our commercially reasonable best efforts to cause the registration statement to be declared effective under the Act as promptly as possible after the filing thereof, but in any event not later than 180 days after June 27, 2007. We also agreed to keep the registration statement effective at least for a period ending with the first to occur of (i) the sale of all of the shares covered by the registration statement and (ii) the availability under Rule 144 for the holder to immediately and freely resell without restriction all of the shares covered by the registration statement. This registration rights agreement also provides that if (i) the registration statement required is not filed within forty-five (45) days after June 27, 2007, or is not declared effective under the Act within one hundred eighty (180) days after June 27, 2007, or (ii) in the event that certain other conditions are not satisfied, then we must pay each of the holders a fee of $1,000 multiplied by the number of calendar days during which the events referred to above are continuing, provided however that the aggregate of such fees payable shall not exceed $700,000.

Bluefin Capital is the selling shareholder under this prospectus. Other than the transactions described above, there is not currently, nor has there been within the past three years, any material relationship between us or our affiliates and Bluefin Capital.

Selling Shareholders Table

The following table sets forth: (1) the name of the selling shareholder for whom we are registering shares for resale under this registration statement; (2) the number of shares of our common stock beneficially owned by the selling shareholder prior to this offering; (3) the number of shares of our common stock offered by the selling shareholder pursuant to this prospectus; and (4) the number of shares, and (if one percent or more) the percentage of the total of the outstanding shares, of our common stock to be beneficially owned by such selling shareholder after this offering, assuming that all of the shares of our common stock beneficially owned by such selling shareholder and offered pursuant to this prospectus are sold and that such selling shareholder acquires no additional shares of our common stock prior to the completion of this offering. Such data is based upon information provided by the selling shareholder.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options from the Company that are currently exercisable or exercisable within 60 days of August 8, 2007 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The information presented in this table is based on 20,041,433 shares of our common stock outstanding on August 8, 2007.

	Number of Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering
Name of Selling Shareholder	Number	Percentage of Shares Outstanding		Number	Percentage of Shares Outstanding

Bluefin Capital, LLC (1)	3,600,000	16.3%	3,600,000	0	-
Total			3,600,000

(1)

Consists of (i) 1,500,000 shares of common stock and (ii) warrants to purchase 2,100,000 shares of common stock. The warrants are immediately exercisable and have a term of 5 years. The warrants have an exercise price of $0.95 per share with respect to 700,000 shares, $1.05 per share with respect to 700,000 shares, and $1.14 per share with respect to 700,000 shares. Cecilio Rodriguez, as CFO of ComVest Capital Management, LLC, which is the managing member of Comvest Capital, LLC, which is the managing member of Bluefin Capital, LLC, exercises voting and dispositive power over the shares held by this selling shareholder. The address of Bluefin Capital, LLC is One North Clematis Street, Suite 300, West Palm Beach, Florida 33401.

plan of distribution

We are registering the shares of common stock on behalf of the selling security holders. Sales of shares may be made by selling security holders, including their respective donees, transferees, pledgees or other successors-in-interest directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on the American Stock Exchange or any exchange upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

•

a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

•	purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which the broker solicits purchases;
•	through options, swaps or derivatives;
•	in privately negotiated transactions;
•	in making short sales or in transactions to cover short sales;
•	put or call option transactions relating to the shares; and
•	any other method permitted under applicable law.

The selling security holders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

The selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the selling security holders. The selling security holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

The selling security holders and any broker-dealers that act in connection with the sale of shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify certain selling security holders and certain selling security holders have agreed, severally and not jointly, to indemnify us against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

The selling security holders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling security holders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

Selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

Upon being notified by a selling security holder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each such selling security holder and of the participating broker-dealer(s);
•	the number of shares involved;
•	the initial price at which the shares were sold;
•	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;
•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
•	other facts material to the transactions.

In addition, if required under applicable law or the rules or regulations of the Commission, we will file a supplement to this prospectus when a selling security holder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

We are paying all expenses and fees in connection with the registration of the shares. The selling security holders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

LEGAL MATTERS

Stubbs Alderton & Markiles, LLP, Sherman Oaks, California, will pass upon for us the validity of the common stock offered by this prospectus.

EXPERTS

The consolidated financial statements of Talon International, Inc. at December 31, 2006, and for each of the two years then ended, appearing in this registration statement have been audited by Singer Lewak Greenbaum and Goldstein, LLP, independent registered public accounting firm, as set forth in their report which is incorporated by reference elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and schedule at December 31, 2004 and for the year then ended incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the period set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the 1933 Act. Our Bylaws provide that we shall indemnify our director and officers to the fullest extent not prohibited by the Delaware General Corporation Law, subject to limited exceptions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580 Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information that is filed through the SEC’s EDGAR System. The web site can be accessed at http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, in accordance with those requirements, will continue to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference rooms and the SEC’s website referred to above.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below and any additional documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering of securities is terminated. The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the SEC will automatically update and supersede this information.

The documents we incorporate by reference are:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 001-13669);
2.	Our Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2006 (File No. 001-13669);
3.	Our Current Report on Form 10-Q for the quarter ended March 31, 2007, filed May 15, 2007 (File No. 001-13669);
4.	Our Current Report on Form 8-K dated January 1, 2007, filed January 4, 2007 (File No. 001-13669);
5.	Our Current Report on Form 8-K dated April 5, 2007, filed April 5, 2007 (File No. 001-13669);
6.	Our Current Report on Form 8-K dated May 15, 2007, filed May 15, 2007 (File No. 001-13669);
7.	Our Current Report on Form 8-K dated May 25, 2007, filed June 1, 2007 (File No. 001-13669);
8.	Our Current Report on Form 8-K dated June 27, 2007, filed June 28, 2007 (File No. 001-13669);
9.	Our Current Report on Form 8-K dated July 20, 2007, filed July 20, 2007 (File No. 001-13669);
10.

The description of our capital stock contained in our Registration Statement on Form 8-A filed December 4, 1997 (File No. 001-13669), including any amendment or report filed for the purpose of updating such description; and

11.

All other reports filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to December 31, 2006, including all such reports filed after the date of the initial registration statement and prior to effectiveness of the registration statement.

You may request a copy of these filings, as well as a copy of the documents required to be delivered to employees pursuant to Rule 428(b), at no cost, by writing or calling us at Talon International, Inc., 21900 Burbank Boulevard, Suite 270 Woodland Hills, California 91367, (818) 444-4100, Attention: Secretary.

You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference above. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

part ii
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by the Registrant in connection with the offering. All the amounts shown are estimates except the Securities and Exchange Commission registration fee. The Registrant will bear all expenses of registration incurred in connection with this offering. The selling shareholder whose shares are being registered will bear all selling and other expenses.

Amount
Registration fee – Securities and Exchange Commission	$ 102
Legal fees and expenses	7,500
Accounting fees and expenses	35,000
Miscellaneous expenses	1,000
Total	$43,602

ITEM 15.      Indemnification of Directors and Officers.

Our Certificate of Incorporation and Bylaws provide for the indemnification by us of each of our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Our Certificate of Incorporation provides that a director of our company shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(o)(7) of the Delaware General Corporation Law provides that a provision so limiting the personal liability of a director shall not eliminate or limit the liability of a director for, among other things: breach of the duty of loyalty; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; unlawful payment of dividends; and transactions from which the director derived an improper personal benefit.

We have entered into separate but identical indemnity agreements with certain of our directors and certain of our officers (the “Indemnitees”). Pursuant to the terms and conditions of the indemnity agreements, we agreed to indemnify each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her based upon any action or inaction which he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of our company or our subsidiaries, provided, however, that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the company and, with respect to any criminal action, had no reasonable cause to believe Indemnitee’s conduct was unlawful.

ITEM 16.      Exhibits.

(a)     The following exhibits are filed herewith:

Exhibit Number	Exhibit Title

4.1	Certificate of Incorporation of Tag-It Pacific, Inc. (1)
4.2	Certificate of Designation of Rights, Preferences and Privileges of Series A Preferred Stock. (2)
4.3	Certificate of Amendment of Certificate of Incorporation of Registrant. (3)
4.4	Certificate of Amendment of Certificate of Incorporation of Registrant. (4)
4.5	Certificate of Ownership and Merger Merging Talon International, Inc. with and into Tag-It Pacific, Inc. (5)
4.6	Bylaws of Tag-It Pacific, Inc. (6)
4.7	Specimen Stock Certificate of Common Stock of the Registrant. (1)
4.8	Rights Agreement, dated as of November 4, 1998, between Registrant and American Stock Transfer and trust Company as Rights Agent. (7)
4.9	Form of Rights Certificate. (8)
4.10	Registration Rights Agreement, dated as of June 27, 2007, by Registrant for the benefit of holders, as defined therein.
4.11	Form of Warrant issued to Bluefin Capital, LLC.
5.1	Opinion of Stubbs, Alderton and Markiles, LLP.
23.1	Consent of Stubbs, Alderton & Markiles, LLP (included in Exhibit 5.1).
23.2	Consent of Singer Lewak Greenbaum & Goldstein LLP.
23.3	Consent of BDO Seidman, LLP.
24	Power of Attorney (included on signature page).

(1) Incorporated by reference to our Registration Statement on Form SB-2 filed October 21, 1997.

(2) Incorporated by reference to Exhibit A to the Rights Agreement filed as Exhibit 4.1 to Current Report on Form 8-K filed as of November 4, 1998.
(3) Incorporated by reference to Exhibit 3.4 to Annual Report on Form 10-KSB, filed March 28, 2000.
(4) Incorporated by reference to Exhibit 3.1.3 to Form 8-K filed on August 4, 2006.
(5) Incorporated by reference to Exhibit 3.1 to Form 8-K filed on July 20, 2007.
(6) Incorporated by reference to Exhibit 3.2 to our Registration Statement on Form SB -2 filed on October 21, 1997, and the amendments thereto.
(7) Incorporated by reference to the Rights Agreement filed as Exhibit 4.1 to Current Report on Form 8-K filed as of November 4, 1998.
(8) Incorporated by reference to Exhibit B to the Rights Agreement filed as Exhibit 4.1 to Current Report on Form 8-K filed as of November 4, 1998.

ITEM 17.      Undertakings.

The undersigned registrant hereby undertakes as follows:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement, shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. PROVIDED, HOWEVER, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     (6) Insofar as indemnification by the registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California, on August 10, 2007.

     Talon International, Inc.

By:   /s/ Lonnie D. Schnell

         Lonnie D. Schnell
        Chief Financial Officer
        (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen Forte and Lonnie D. Schnell, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Name	Title	Date
/s/ Mark Dyne Mark Dyne	Chairman of the Board of Directors	August 10, 2007
/s/ Stephen Forte Stephen Forte	Chief Executive Officer and Director (Principal Executive Officer)	August 10, 2007
/s/ Lonnie D. Schnell Lonnie D. Schnell	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 10, 2007
Colin Dyne	Director	August 10, 2007
/s/ Jonathan Burstein Jonathan Burstein	Director	August 10, 2007
Brent Cohen	Director	August 10, 2007
/s/ Susan White Susan White	Director	August 10, 2007
/s/ Raymond Musci Raymond Musci	Director	August 10, 2007
/s/ Joseph Miller Joseph Miller	Director	August 10, 2007
/s/ William Sweedler William Sweedler	Director	August 10, 2007

S-1

exhibit index

Exhibit Number	Exhibit Title

4.1	Certificate of Incorporation of Tag-It Pacific, Inc. (1)
4.2	Certificate of Designation of Rights, Preferences and Privileges of Series A Preferred Stock. (2)
4.3	Certificate of Amendment of Certificate of Incorporation of Registrant. (3)
4.4	Certificate of Amendment of Certificate of Incorporation of Registrant. (4)
4.5	Certificate of Ownership and Merger Merging Talon International, Inc. with and into Tag-It Pacific, Inc. (5)
4.6	Bylaws of Tag-It Pacific, Inc. (6)
4.7	Specimen Stock Certificate of Common Stock of the Registrant. (1)
4.8	Rights Agreement, dated as of November 4, 1998, between Registrant and American Stock Transfer and trust Company as Rights Agent. (7)
4.9	Form of Rights Certificate. (8)
4.10	Registration Rights Agreement, dated as of June 27, 2007, by Registrant for the benefit of holders, as defined therein.
4.11	Form of Warrant issued to Bluefin Capital, LLC.
5.1	Opinion of Stubbs, Alderton and Markiles, LLP.
23.1	Consent of Stubbs, Alderton & Markiles, LLP (included in Exhibit 5.1).
23.2	Consent of Singer Lewak Greenbaum & Goldstein LLP.
23.3	Consent of BDO Seidman, LLP.
24	Power of Attorney (included on signature page).

(1) Incorporated by reference to our Registration Statement on Form SB-2 filed October 21, 1997
(2) Incorporated by reference to Exhibit A to the Rights Agreement filed as Exhibit 4.1 to Current Report on Form 8-K filed as of November 4, 1998.
(3) Incorporated by reference to Exhibit 3.4 to Annual Report on Form 10-KSB, filed March 28, 2000.
(4) Incorporated by reference to Exhibit 3.1.3 to Form 8-K filed on August 4, 2006.
(5) Incorporated by reference to Exhibit 3.1 to Form 8-K filed on July 20, 2007.
(6) Incorporated by reference to Exhibit 3.2 to our Registration Statement on Form SB -2 filed on October 21, 1997, and the amendments thereto.
(7) Incorporated by reference to the Rights Agreement filed as Exhibit 4.1 to Current Report on Form 8-K filed as of November 4, 1998.
(8) Incorporated by reference to Exhibit B to the Rights Agreement filed as Exhibit 4.1 to Current Report on Form 8-K filed as of November 4, 1998.

EX-1